Exhibit 99.1

BIGLARI HOLDINGS INC.
NEWS RELEASE

San Antonio, TX, March 13 – Biglari Holdings Inc. (NYSE: BH) announces its results for September 25, 2014 through December 31, 2014.

Biglari Holdings Inc. has changed the end of its fiscal year from the last Wednesday in September to December 31 of each year.

Biglari Holdings Inc.’s earnings for the 2014 transition period of September 25, 2014 to December 31, 2014 and for the 2013 transition period of September 26, 2013 to December 31, 2013 are summarized below.  To become fully apprised of our results, shareholders should carefully study our transition report on form 10-K, which has been posted at www.biglariholdings.com.

(In thousands)
	Transition Period
	2014	2013
Pre-tax operating earnings	$4,170	$6,547
Investment partnership gains	144,702	23,493
Interest expense	(3,272)	(1,641)
Income tax expense	(54,550)	(9,450)
Net earnings attributable to Biglari Holdings Inc.	$91,050	$18,949

Analysis of Results:

Investments held through investment partnerships affect our reported quarterly earnings based on their carrying value.  We do not regard the quarterly or annual fluctuations in the partnerships’ carrying values to be meaningful. Therefore, our operating businesses are best analyzed before the impact of investment gains. As a consequence, in the preceding table we separate earnings of our operating businesses from our investment gains.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company’s filings with the SEC.

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